Exhibit 14.1

Stardust Power Inc.

Code of Business Conduct and Ethics

1.	Purpose

Stardust Power Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Code of Business Conduct and Ethics (this “Code”). The Company has adopted this Code to set expectations and provide guidance applicable to all members (“directors”) of the Company’s Board of Directors (the “Board”) and officers, employees, independent contractors and consultants of the Company (all such persons for purposes of this Code, “personnel”). All personnel are responsible for reading and understanding this Code and using it as a guide to the performance of their responsibilities for the Company. Personnel should consider not only their own conduct, but also that of their family members. Throughout this Code, the term “family member” refers to a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home (other than a tenant or employee).

The Company expects all of its directors, executive officers, managers and other supervisory personnel to act with honesty and integrity, use due care and diligence in performing responsibilities to the Company, help foster a sense of commitment to this Code among its personnel and foster a culture of fairness, honesty and accountability within the Company. The Company also expects such personnel to ensure that the Company’s agents and contractors conform to the standards of this Code when working on the Company’s behalf. See Section 16 (Compliance Resources and Procedures) for a description of whom to contact with questions or how to report suspected violations of the Code.

Anyone who violates the standards in this Code will be subject to appropriate action, which, in certain circumstances, may include (a) for directors, removal from the Board, legal action or referral for criminal prosecution and (b) for personnel, termination of employment or service provider relationship for cause, legal action or referral for criminal prosecution.

2.	Diversity, Equity and Inclusion

The Company is committed to a diverse, equitable and inclusive workplace where its personnel are treated with dignity and respect. The Company believes that the diverse backgrounds of its workforce contributes to the richness of its community, and that everyone does their best work in an environment that fosters diversity, inclusion and respect.

3.	Equal Opportunity

In keeping with the Company’s commitment to the communities in which the Company does business, the Company is an equal employment opportunity employer. This means that employment decisions are to be based on merit and business needs, and not based upon race, color, citizenship status, religious creed, national origin, ancestry, gender, sexual orientation, gender identity or gender expression, age, marital status, veteran status, pregnancy, physical or mental disability, medical condition, family and medical care leave status or any other condition prohibited by law.

4.	Discrimination and Harassment are Prohibited

The Company does not tolerate discrimination or harassment against any individual on the basis of any nonperformance-related characteristics, including race, gender or any of the other conditions outlined in Section 3 above. Discriminatory and harassing behavior are strictly prohibited at the workplace, at work-related functions and in any other setting where the behavior could affect someone’s comfort or relationships at work. This policy of nondiscrimination and harassment is not limited to personnel and potential personnel, but extends to how the Company treats its partners, investors, customers, contractors and other constituencies.

5.	Confidentiality

5.1	One of the Company’s most important assets is its confidential information. Additionally, business partners, suppliers, vendors, and other third parties may occasionally share their confidential information with the Company, and the Company may not use or disclose their confidential information except as authorized. Personnel who have had access to such confidential information must not share it with anyone who has not been authorized to receive it, except when disclosure is authorized or legally mandated. This prohibition applies, both while working for the Company and after employment ends or, in the case of directors, while serving as director and after such director ceases to be a director.

Confidential information includes (a) business, marketing, product and service plans; (b) business and pricing strategies; (c) financial information and forecasts; (d) product architecture, source codes, engineering ideas, designs, data, databases, technical information and other intellectual property; (e) personnel information; (f) business partner, supplier and customer lists and data; (g) similar types of information provided to the Company by its business partners, distributors, suppliers or vendors; and (h) all other non-public information (regardless of its source) that might be of use to competitors or harmful to the Company or its business partners, suppliers or vendors, if disclosed, as may be described in a confidentiality agreement or similar agreement (including consulting or contractor agreements) that the Company’s personnel sign when they join the Company. Unauthorized use or disclosure of confidential information is extremely serious; it would violate the confidential information and invention assignment agreement or similar agreement (including consulting or contractor agreement) and it could be illegal and result in civil liability or criminal penalties. It would also violate the Company’s trust in its personnel, and the trust of a business partner, supplier or vendor in the Company.

5.2	Directors and personnel must take precautions to prevent unauthorized disclosure of confidential information. Materials that contain confidential information, such as files, memos, notebooks, computer disks, mobile devices, memory sticks and laptop computers, should be stored securely. Directors and personnel should take steps to ensure that documents and files are produced, copied, emailed, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential information. Directors and personnel should be cautious when discussing confidential information in public places like elevators, airports, restaurants and areas in and around the Company’s offices to which non-personnel have access. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company except where required for legitimate business purposes.

5.3	Personnel are required to observe the provisions of any other specific policy regarding data protection, privacy and confidential information that the Company may adopt from time to time, as well as any applicable laws relating to data protection and privacy. If personnel become aware of any instance of inappropriate handling of information or data or any security breach, personnel should report it immediately.

6.	Legal Compliance

6.1	Compliance.

All directors and personnel must always obey the law while performing their duties to the Company. The Company’s success depends upon each of its personnel operating within legal guidelines and cooperating with authorities. In addition, all personnel are expected to comply with all other applicable Company policies, many of which supplement this Code by providing more detailed guidance. It is essential that all of the Company’s personnel know and understand the legal and regulatory requirements and other standards that apply to the Company’s business and to their specific area of responsibility. To ask questions about whether or how any law applies to Company conduct, please contact the Chief Compliance Officer, as defined in the Compliance Reporting policy.

6.2	Insider Trading.

All officers, directors and employees are prohibited from using “inside” or material non-public information about the Company, or about companies with which the Company does business, in connection with buying or selling the Company’s or such other companies’ securities, including “tipping’’ others who might make an investment decision on the basis of this information. All personnel must exercise the utmost care when in possession of material nonpublic information and are expected to comply with the Company’s Insider Trading Policy (the “Insider Trading Policy”). Please review the Insider Trading Policy for additional information.

6.3	Anti-Corruption Laws.

All directors and personnel are expected to comply with all applicable laws wherever they travel on Company business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. All personnel are also expected to comply with U.S. laws, rules and regulations governing the conduct of business by U.S. citizens and entities outside the United States, including the U.S. Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all Company transactions being properly recorded.

6.4	Antitrust Laws.

All directors and personnel are expected to comply with all applicable antitrust laws, which are designed to protect customers and the competitive process. These laws generally prohibit the Company from establishing:

●	price fixing arrangements with competitors or resellers;
●	arrangements with competitors to share pricing information or other competitive marketing information, or to allocate markets or customers;
●	agreements with competitors or customers to boycott particular business partners, customers or competitors; or
●	a monopoly or attempted monopoly through anticompetitive conduct.

Some kinds of information, such as pricing, production and inventory, should never be exchanged with competitors, regardless of how innocent or casual the exchange may be, because even where no formal arrangement exists, merely exchanging information can create the appearance of an improper arrangement.

Noncompliance with the antitrust laws can have extremely negative consequences for the Company, including negative publicity, long and costly investigations and lawsuits and substantial fines or damages. Understanding the requirements of antitrust and unfair competition laws of the jurisdictions where the Company does business can be difficult, and personnel are urged to seek assistance from their supervisors or the Company’s Chief Compliance Officer (the “Compliance Officer”) whenever they have questions relating to these laws.

6.5	Anti-Money Laundering.

The Company is committed to comply with all applicable anti-money laundering laws and to prevent itself from being a conduit for the movement of illicit funds or promoting terrorist or other criminal activity.

7.	Competition and Fair Dealing

The Company strives to compete vigorously and to gain advantages over its competitors through superior business performance, not through unethical or illegal business practices. No personnel may, through improper means, acquire proprietary information from others, possess trade secret information or induce disclosure of confidential information from past or present employees of other companies. If personnel become aware of the improper acquisition of this type of information, they should report it immediately.

Personnel are expected to deal fairly and honestly with anyone with whom they have contact in the course of performing their duties to the Company and not engage in unfair business practices. Personnel involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on typical commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors. Personnel involved in sales have a special responsibility to abide by all Company policies regarding selling activities, including Company policies relevant to revenue recognition. Further, no personnel may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

8.	Gifts and Entertainment

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. All personnel must be careful to avoid even the appearance of impropriety in giving or receiving gifts and entertainment. In general, the Company’s personnel cannot offer, provide or accept any gifts or entertainment in connection with their service to the Company except in a manner consistent with customary business practices, such as customary and reasonable meals and entertainment. Gifts and entertainment must not be excessive in value, in cash, susceptible of being construed as a bribe or kickback, or in violation of any laws. This principle applies to the Company’s transactions everywhere in the world, even if it conflicts with local custom. Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Additionally, personnel should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties.

9.	Conflicts of Interest

In order to make good decisions for the Company, directors and personnel need to be aware of their own biases and make sure they counter them. The Company’s personnel are expected to avoid actual or apparent conflicts of interest between their personal and professional relationships. For directors, this may include recusal from discussions of the Board when their participation could be perceived as creating such a conflict.

A “conflict of interest” occurs when a personal interest interferes in any way (or even appears or could reasonably be expected to interfere) with the interests of the Company as a whole. Sometimes conflicts of interest arise when personnel take some action or have some outside interest, duty, responsibility or obligation that conflicts with an interest of the Company or the personnel’s duty to the Company. A conflict of interest can arise when personnel take actions or have interests that may make it difficult to perform the personnel’s duties objectively and effectively. Conflicts of interest can also arise when the Company’s personnel or their relatives (including a family member of personnel) receives improper personal benefits as a result of their position at the Company.

While we cannot list them all in this Code, some examples include:

●	Service as a member of the board of directors of a competitor or accepting payments or other benefits from a competitor.
●	Employment by or service on the board of directors of a business competitor partner, supplier or vendor.
●	Holding a significant financial interest in a competitor or a business that does business with the Company or seeks to do business with the Company, other than holding a direct interest of less than 1% in the stock of a publicly traded company.
●	Accepting gifts of a value that may appear to or tend to influence business decisions or otherwise compromise independent judgment.
●	Loans by the Company to its personnel, executive officers, or their family members.
●	Taking personal advantage of corporate opportunities.
●	Engaging a family member or close friend to provide services to the Company.

Personnel must avoid these situations (and others like them), and any other situations where their loyalty to the Company could be compromised. Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. The Company encourages its directors and personnel to seek guidance from their manager, the Compliance Officer or, in the case of directors, the chair of the Audit Committee (the “AC Chair”) in this regard.

Any transaction that may implicate a conflict of interest needs to be approved in advance by the Compliance Officer or, in the case of directors, the Audit Committee. Senior Financial Employees may, in addition to speaking with the Compliance Officer, discuss potential conflicts with the AC Chair. All related-party transactions, whether or not deemed to be a conflict of interest, must be approved in accordance with the Company’s Related Party Transactions Policy.

10.	Corporate Opportunities

The Company’s personnel may not compete with the Company or take personal advantage of business opportunities that the Company might want to pursue. Personnel are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company property, information or position. Even opportunities that are acquired through independent sources may be questionable if they are related to the Company’s existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to the Company’s existing or proposed lines of business must be pre-approved.

The Company’s personnel (other than personnel who also serve as directors) should consult with their manager or the Compliance Officer to determine an appropriate course of action if interested in pursuing an opportunity that they discovered through their Company position or use of Company property or information. Directors should consult with the AC Chair or the Compliance Officer if interested in pursuing such opportunities.

In the interest of clarifying the above, if any member of the Board who is also a partner or employee of an entity that is a holder of our capital stock, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction (investment transaction or otherwise) or other matter other than in connection with such individual’s service as a member of the Board (including, if applicable, in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund) that may be an opportunity of interest for both the Company and such Fund, then, provided that such director has acted reasonably and in good faith with respect to the best interests of the Company, such an event shall be deemed not to be a violation this Code.

11.	Financial Integrity; Public Reporting

The Company strives to maintain integrity of the Company’s records and public disclosure. The Company’s corporate and business records, including all supporting entries to the Company’s books of account, must be completed honestly, accurately and understandably. The Company’s records are important to investors and creditors. They serve as a basis for managing the Company’s business and are important in meeting the Company’s obligations to business partners, suppliers, vendors, creditors, employees and others with whom the Company does business. The Company depends on the books, records and accounts accurately and fairly reflecting, in reasonable detail, the Company’s assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.

To help ensure the integrity of the Company’s records and public disclosure, the Company requires that:

●	no entry be made in the Company’s books and records that is intentionally false or misleading;
●	transactions be supported by appropriate documentation;
●	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in the Company’s books and records;
●	the Company’s personnel comply with the Company’s system of internal controls and be held accountable for their entries;
●	any off-balance sheet arrangements of the Company are clearly and appropriately disclosed;
●	the Company’s personnel work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents;
●	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund; and
●	records be retained or destroyed according to the Company’s document retention policies or procedures then in effect.

The Company’s disclosure controls and procedures are designed to help ensure that the Company’s reports and documents filed with or submitted to the U.S. Securities and Exchange Commission (the “SEC”) and other public disclosures are complete, fair, accurate, fairly present the Company’s financial condition and results of operations and are timely and understandable. Personnel who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should be familiar with and adhere to all disclosure controls and procedures and generally assist the Company in producing financial disclosures that contain all of the information about the Company that is required by law and would be important to enable investors to understand the Company’s business and its attendant risks. These controls and procedures include, but are not limited to, the following:

●	none of the Company’s personnel may take or authorize any action that would cause the Company’s financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;
●	all personnel must cooperate fully with the Company’s finance department, as well as the Company’s independent auditors and legal counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records, as well as its reports filed with the SEC, are accurate and complete; and
●	none of the Company’s personnel should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of the Company’s reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of such reports accurate in all material respects.

In connection with the preparation of the financial and other disclosures that the Company makes to the public, including by press release or filing a document with the SEC, directors must, in addition to complying with all applicable laws, rules and regulations, follow these guidelines:

●	act honestly, ethically, and with integrity;
●	comply with this Code;
●	endeavor to ensure complete, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC;
●	raise questions and concerns regarding the Company’s public disclosures when necessary and ensure that such questions and concerns are appropriately addressed;
●	act in good faith in accordance with the director’s business judgment, without misrepresenting material facts or allowing independent judgment to be subordinated by others; and
●	comply with the Company’s disclosure controls and procedures and internal controls over financial reporting.

If personnel become aware that the Company’s public disclosures are not complete, fair and accurate, or if they become aware of a transaction or development that may require disclosure, they should report the matter immediately.

12.	Conduct of Senior Financial Employees

The Company’s Finance Department has a special responsibility to promote integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. As such, the Board requires that the Chief Executive Officer and senior personnel in the Company’s finance department adhere to the following ethical principles and accept the obligation to foster a culture throughout the Company as a whole that ensures the accurate and timely reporting of the Company’s financial results and condition.

Because of this special role, the Company requires that the Chief Executive Officer and Chief Financial Officer, and any other persons performing similar functions (“Senior Financial Employees”):

●	Act with honesty and integrity and use due care and diligence in performing their responsibilities to the Company.
●	Avoid situations that represent actual or apparent conflicts of interest with their responsibilities to the Company, and disclose promptly to the Audit Committee and the Compliance Officer, any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict.
●	Without limiting the foregoing, and for the sake of avoiding an implication of impropriety, Senior Financial Employees shall not:

○	accept any material gift or other gratuitous benefit from a business partner, supplier or vendor of products or services, including professional services, to the Company (this prohibition is not intended to preclude ordinary course entertainment or similar social events);
○	except with the approval of the disinterested members of the Board, directly invest in any privately held company that is a business partner, supplier or vendor of the Company where the Senior Financial Employee, either directly or through people in such Senior Financial Employee’s chain of command, has responsibility or ability to affect or implement the Company’s relationship with the other company; or
○	maintain more than a passive investment of greater than 1% of the outstanding shares of a public company that is a business partner, supplier or vendor of the Company.

●	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company’s submissions to governmental agencies or in public statements.

●	Comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities.
●	Achieve responsible use of and control over all assets and resources entrusted to each Senior Financial Employee.

13.	Political Activities and Contributions

The Company respects the rights of each of its employees to participate in the political process and to engage in political activities of his or her choosing; however, while involved in their personal and civic affairs employees must make clear at all times that their views and actions are their own, and not those of the Company. Employees may not use the Company’s resources to support their choice of political parties, causes or candidates. The Company may occasionally express its views on local and national issues that affect its operations. In such case, Company funds and resources may be used, but only when permitted by law and by Company guidelines. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so, The Company may pay related administrative and solicitation costs for political action committees formed in accordance with applicable laws and regulations. Any use of the Company resources for the Company’s political activities, including contributions or donations, requires advance approval by the Company’s secretary.

14.	Protection and Proper Use of Company Assets

All personnel are expected to protect the Company’s assets and ensure their efficient use for legitimate business purposes. These assets include the Company’s proprietary information, including intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Theft, carelessness and waste have a direct impact on the Company’s business and operating results. The Company’s physical property, such as computer equipment, buildings, furniture and furnishings, office supplies, products and inventories, should be used only for activities related to performance of job responsibilities, although incidental personal use is permitted. Similarly, unauthorized use or distribution of the Company’s proprietary information is prohibited. Any theft, misuse or suspected theft or misuse of the Company’s assets that becomes known to personnel must be immediately reported.

15.	Amendment and Waiver

Any amendment or waiver of this Code must be in writing and must be authorized by a majority of the members of the Board or, to the extent permissible under applicable laws, rules and regulations, a committee of the Board if the Board has delegated such authority to a committee. The Company will notify its personnel of any material changes to this Code. Any such amendment or waiver may be publicly disclosed if required by applicable laws, rules and regulations.

16.	Compliance Resources and Procedures

If the Company’s personnel (other than a director) need help understanding this Code, or how it applies to conduct in any given situation, then they should contact the Compliance Officer at Uday@stardust-power.com. In addition, personnel should be alert to possible violations of this Code by others and should report suspected violations without fear of any form of retaliation. If a director needs help understanding this Code, or how it applies to conduct in any given situation, the director should contact the AC Chair or the Compliance Officer.

16.1	Compliance Resources.

The Company’s personnel (other than personnel who also serve as directors) are encouraged to talk to their supervisors, managers and other appropriate personnel (including the Compliance Officer) when in doubt about the application of any provision of this Code. Directors are encouraged to talk to the AC Chair or the Compliance Officer when in doubt about the application of any provision of this Code.

There may, however, be times when personnel prefer not to go to their supervisor. In these instances, personnel should feel free to discuss their questions or concerns with the Compliance Officer. If personnel (other than a director) are uncomfortable speaking with the Compliance Officer because the Compliance Officer works in the personnel’s department or is one of the personnel’s supervisors, please contact the AC Chair.

In addition to fielding questions with respect to interpretation or potential violations of this Code, the Compliance Officer is responsible for:

●	investigating possible violations of this Code;
●	training new employees in Code policies;
●	conducting training sessions to refresh employees’ familiarity with this Code;
●	recommending updates to this Code as needed for approval by the Audit Committee, to reflect changes in the law, Company operations and recognized best practices, and to reflect Company experience with this Code; and
●	otherwise promoting an atmosphere of responsible and ethical conduct.

16.2	Reporting Possible Violations.

If the Company’s personnel are aware of a suspected or actual violation of this Code by him/herself or others, it is the personnel’s responsibility to report it. Personnel may report directly to their supervisors, who must promptly report any complaints or observations of Code violations to the Compliance Officer. There may, however, be times when personnel prefer not to go to their supervisor. In these instances, please follow the reporting procedures, including the anonymous and confidential reporting procedures, which is posted on the Company’s website.

16.3	No Retaliation.

The Company’s personnel should in good faith raise questions or report suspected or actual violations of this Code without any fear of retaliation in any form; it is the Company’s policy not to retaliate in such circumstances and the Company will take prompt disciplinary action, up to and including termination of employment or service provider relationship for cause, against any personnel who retaliates against someone who reports a suspected or actual violation.

16.4	Accountability.

Reported violations of this Code will be investigated and appropriate action taken. Any violation of this Code, including fraudulent reports, may result in disciplinary action. That disciplinary action may include termination of employment and legal proceedings if warranted.

17.	No Rights Created

This Code is a statement of fundamental principles, policies and procedures that govern the conduct of the Company’s personnel. It is not intended to and does not create any legal rights for any business partner, supplier, vendor, competitor, stockholder or any other non-employee or entity.

18.	Administration of this Code

The Audit Committee is responsible for reviewing this Code as set forth in the Audit Committee’s charter and overseeing the establishment of procedures for the prompt internal reporting of violations of this Code. It may request reports from the Company’s executive officers about the implementation of this Code and may take any steps in connection with the implementation of this Code as it deems necessary, subject to the limitations set forth in this Code. The Audit Committee will have the authority to review and assess this Code and recommend revisions for approval by the Board. The Company will notify directors of any material changes to this Code.

Adopted July 8, 2024

CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT

I certify that I have read, understand and agree to comply with Stardust Power Inc.’s Code of Business Conduct and Ethics (this “Code”). I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Code. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Code is termination of my employment or service provider relationship for cause, or if I am a director, removal from the Board.

Date:	Signature:

Printed Name: